Exhibit A

AGREEMENT REGARDING THE JOINT FILING OF SCHEDULE 13D

The undersigned being duly authorized thereunto, hereby execute this agreement as an exhibit to this Schedule 13D to evidence the agreement of the below-named parties in accordance with the rules promulgated pursuant to the Securities Exchange Act of 1934, as amended, to file this Schedule 13D (including amendments thereto) jointly on behalf of each such party.

Dated: June 15, 2023	NOVALIS LIFESCIENCES INVESTMENTS II, L.P.

By: Novalis LifeSciences Investments II GP, LLC, its general partner

	By:	/s/ Paul M. Meister
	Name:	Paul M. Meister
	Title:	Authorized Signatory

NOVALIS LIFESCIENCES INVESTMENTS II GP, LLC

	By:	/s/ Paul M. Meister
	Name:	Paul M. Meister
	Title:	Authorized Signatory

/s/ Marijn E. Dekkers

/s/ Paul M. Meister